FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT, dated November 18, 2009 ("First Amendment") to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of September 23, 2009 by and among Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands ("Master Fund"), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership ("Special Fund", and together with Master Fund, "H"), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of H ("Acquisition Corp."), and SkyTerra Communications, Inc., a Delaware corporation, (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, the parties desire to amend the Merger Agreement to condition the consummation of the Merger upon receipt of the Required Minority Vote (as defined hereinafter) from the Eligible Shares (as defined hereinafter);

WHEREAS, the parties desire to amend the termination provisions of the Merger Agreement;

WHEREAS, in accordance with Section 6.3 of the Merger Agreement, the Merger Agreement may only be amended by an agreement in writing executed by (a) the Company, (b) Master Fund, (c) Special Fund and (d) Acquisition Corp.; and

WHEREAS, the respective Boards of Directors of the Company, H and the Acquisition Corp. have (and in the case of the Company, upon the recommendation of the Special Committee) approved this First Amendment;

NOW THEREFORE, in consideration of the premises of this First Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Amendment to Section 4.2. Section 4.2 of the Merger Agreement is hereby amended by adding the following Section 4.2(c):

"(c)      Proxy Solicitation. As soon as reasonably practicable after the date of the First Amendment, the Company shall retain a proxy solicitor acceptable to H in connection with the solicitation of the vote of stockholders of the Company at the Company Stockholders’ Meeting.”

2.	Amendment to Section 4.3. Section 4.3 of the Merger Agreement is hereby amended by adding the following Section 4.3(d):

"(d)      Adjournment or Postponement. In the event that a majority of the outstanding Eligible Shares are not present, in person or by proxy, at the Company Stockholders' Meeting, then the Company shall adjourn the Company Stockholders’ Meeting for a reasonable amount of time for the Company to seek to cause such majority to be present, in person or by proxy, at any such adjournment.”

3.	Amendment to Section 5.1. Section 5.1 of the Merger Agreement is hereby amended by adding the following Section 5.1(d):

"(d)      Required Minority Vote. A majority of the outstanding Eligible Shares shall be present, in person or by proxy, and be voted at the Company Stockholders' Meeting, and a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the Merger Agreement (the “Required Minority Vote”)."

4.	Amendment to Section 6.1. Section 6.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

"Section 6.1.    Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	by the mutual written consent of H and the Company;
(b)	by either H or the Company, in each case by written notice to the other, if:
(i)

the Merger has not been consummated on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii)

at any time prior to the Effective Time, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

(iii)

at the Company Stockholders' Meeting or any adjournment thereof at which the Merger Agreement has been voted upon, the Company stockholders fail to adopt this Agreement by the Required Company Stockholder Vote or the Eligible Shares fail to adopt this Agreement by the Required Minority Vote; provided that such right to terminate pursuant to this Section 6.1(b)(iii) may not be exercised by H or the Company if the reason for failing to obtain either such vote is the failure of the applicable quorum to be present at the Company Stockholders’ Meeting or any adjournment thereof and may not be exercised by H if the reason for failing to obtain the Required Company Stockholder Vote is due to a breach by H of its obligations under the third sentence of Section 4.3(a);

(c)	by H upon written notice to the Company:
(i)	if there has occurred an Adverse Company Board Recommendation; or
(ii)

upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.3(a) or Section 5.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach; or

(iii)

if appraisal rights are exercised and notice of the intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock determined on a Fully-Diluted Basis; provided that such right to terminate pursuant to this Section 6.1(c)(iii) may not be exercised on or after the sixteenth business day following the Company Stockholders’ Meeting; or

(d)	by the Special Committee upon written notice to H:
(i)	if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given H no less than five (5) business days notice; or
(ii)

upon a breach of any representation, warranty, covenant or agreement on the part of a H Party set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.2(a) or Section 5.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach."

5.	Amendment to Section 6.2. The first sentence of Section 6.2 of the Merger Agreement is hereby amended and restated to read as follows:

"If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 6.2, 6.5, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that (a) the Company may have liability as provided in Section 6.5 and (b) nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination."

6.	Amendment to Article VI. Article VI of the Merger Agreement is hereby amended by adding the following Section 6.5:

"Section 6.5     Payment of No Vote Termination Fee. In the event that the Merger Agreement is terminated: (i) by H pursuant to Section 6.1(b)(i) in the situation where this Agreement has not been voted upon because the applicable quorum was not present at the Company Stockholders’ Meeting or any adjournment thereof; or (ii) by either H or the Company pursuant to Section 6.1(b)(iii) under circumstances in which the stockholders of the Company fail to adopt the Merger Agreement by the Required Minority Vote, then, in either case, the Company shall pay to the H Parties, as promptly as practicable (but in any event within three Business Days), an amount equal to the No Vote Termination Fee; provided that the No Vote Termination Fee shall not be due and payable pursuant to clause (i) of this paragraph if the reason for failing to obtain the Required Company Stockholder Vote was due to a breach by H of its obligations under the third sentence of Section 4.3(a).”

7.	Amendment to Section 7.1. Section 7.1 of the Merger Agreement is hereby amended by adding the following definitions to Section 7.1:

" "Eligible Shares" means all shares of Voting Common Stock excluding Escrowed Shares and any shares of Common Stock held by the H Parties, any director or officer of the Company or any of their respective Affiliates.

"Escrowed Shares" means any securities of the Company which are Pledged Property (as defined in Item 4 of the Schedule 13D/A filed on September 17, 2008 by H) or Wells Fargo Escrowed Shares (as defined in Item 4 of the Schedule 13D/A filed on April 9, 2008 by H).

"No Vote Termination Fee" means an amount equal to $2,000,000.

"Required Minority Vote" has the meaning specified in Section 5.1(d)."

8.	Amendment to Section 7.6. Section 7.6 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

" Section 7.6    Entire Agreement. This Agreement and the First Amendment (including the documents and instruments referred to in this Agreement and the First Amendment) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, provided that the terms of the MCSA and the SPA and the instruments issued in connection therewith (including the warrants and securities) shall remain in full force and effect. H for itself and on behalf of its Affiliates hereby waives any conflict with, violation of, or default under any existing agreement with any of the Companies (including the MCSA and the SPA) that would otherwise have occurred by reason of the execution, performance or delivery of this Agreement and the First Amendment or the taking or non-taking of any action required by this Agreement and the First Amendment.”

9.	Company Disclosure Schedule Supplement. Section 4.8(b) of the Company Disclosure Schedule shall be deemed to include the items contained on the Company Disclosure Schedule Supplement attached hereto.
10.	No Other Changes. Except as expressly provided herein, the Merger Agreement is not amended, modified or otherwise affected by this First Amendment.
11.	Effectiveness. This First Amendment shall be effective as of the date hereof.
12.	Governing Law. This First Amendment will be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
13.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

                      IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first written above.

Very truly yours,
SKYTERRA COMMUNICATIONS, INC.
By:	/s/ Alexander H. Good
Name:	Alexander H. Good
Title:	Chairman, CEO & President

AGREED TO AND ACCEPTED
AS OF THE DATE WRITTEN ABOVE:
HARBINGER CAPITAL PARTNERS
MASTER FUND I, LTD.
By:	Harbinger Capital Partners LLC,
as investment manager
By:	/s/ Peter Jensen
Name:	Peter Jensen
Title:	VP

HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special,
Situations GP, LLC, as general partner
By:	/s/ Peter Jensen
Name:	Peter Jensen
Title:	VP

SOL PRIVATE CORP.
By:	/s/ Peter Jensen
Name:	Peter Jensen
Title:	VP

[Signature Page to First Amendment]

Company Disclosure Schedule Supplement

Section 4.8 (b)

The list of Officers and Directors of the Company with Indemnification Agreements with the Company is as follows:

Alexander Good

Scott Macleod

Gary Epstein

Marc Montagner

Randy Segal

Elizabeth Creary

James Wiseman

Jose Cecin

Jeffrey Killeen

Paul Latchford

William Stasior

Michael Weiner

Gary Parsons